UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

(Amendment No. 6)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2023

HIMALAYA TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its Charter)

nevada	000-55282	26-0841675
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

625 Stanwix St. #2504, Pittsburgh, PA 15222

(Address of principal executive offices)

(347) 323-9581

(Registrant’s Telephone Number)

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common	HMLA	OTC Pink

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☒

Background.

This Sixth Amendment to Form 8-K filed December 26, 2023 provides investors with a press release we issued today following the SEC approval of spot bitcoin ETF trading and its potential implications for our crypto plans including our ERC20 token “EVEREST” and our CEO’s potential infusion of crypto assets into our Company. The press release is included herein as Exhibit 99.3.

Himalaya Technologies, Inc. is referred to herein as “Himalaya”, “we”, “us”, or “the Company”.

Item 7.01 Regulation FD Disclosure.

We have received a proposal from a third party to acquire their Web3 technologies, Web3 marketing tech, crypto tokens, a merchant crypto ecosystem, a crypto influencer platform, a crypto exchange for luxury goods, and other crypto assets. The seller proposes to run the crypto businesses for us in return for monthly cash payments of $50,000, a $2.5 million convertible note, 23 million restricted common shares with piggyback registration rights, and a royalty on revenues. Further, the third party proposes to formulate, label, and offer a health drink under the “FOMO” trademark which is under notice of allowance with the USPTO and owned by our affiliate FOMO WORLDWIDE, INC. and under negotiation to be acquired by us or assigned to us for a royalty. The proposal is under due diligence and being reviewed by counsel to our CEO Vikram Grover. There are no assurances a transaction will be financed or consummated.

EVEREST Token:

Our planned EVEREST token is under programming and integration with a crypto wallet and setup for exchange. The preview link is available at https://etherscan.io/token/0xd8ac7ac1b906f7ddc431129b279dc68edbf300aa/.

Item 8.01 Other Events.

On December 20, 2023, our CEO Vikram Grover was notified that he won a default judgment of $57,903,750.00 not including sought treble damages and legal fees for Case No.: 1:21−cv−05054 in the United States District Court for the Northern District of Illinois Eastern Division. The initial complaint, filed on or around September 3, 2021, is Vikram Grover v. Net Savings Link, Inc., Wilton Group, Limited, Wilton UK (Group), LTD, Wilton Group, Limited, China Food and Beverage Co., and James Tilton.

Mr. Grover, who is our control shareholder, has agreed to enforce the judgment and seek control of the defendants’ public companies Net Savings Link, Inc. and China Food and Beverage Co. (OTC: NSAV & OTC: CHIF) and obtain their crypto businesses, fintech investments and beverage operations, and combine them with our corporation.

Summary of Investments and Assets of Net Savings Link, Inc. as per OTC Markets:

https://www.otcmarkets.com/otcapi/company/financial-report/388998/content

On February 28, 2021, NSAV entered into a definitive share purchase agreement with Virtuabroker Ltd., a company incorporated under the laws of England, to acquire 10% of the shares of Virtuabroker Ltd., in exchange for a cash payment of sixty thousand and sixty U.S. Dollars ($60,060.00).

On March 6, 2021, NSAV entered into a definitive agreement with an affiliated party, TG Private Equity Inc., to acquire a 25% stake in SBCDF Investment, Inc. The purchase price for the acquisition was 500 million restricted Series Preferred B shares. NSAV retains an option to purchase an additional 25% under the same terms. On April 9, 2021, NSAV notified TG Private Equity Inc. that it would exercise said option.

On April 6, 2021, NSAV entered into a definitive share purchase agreement with Eminaich LLC., a Wyoming limited liability company, to acquire a 20% stake in a startup ridesharing platform, Rydehails LLC, a Wyoming limited liability company. The purchase price for the acquisition was 31,928,481 restricted Series B Preferred Shares. NSAV retains an option to purchase an additional 10% stake in Rydehails LLC for two million U.S. Dollars ($2,000,000.00).

On August 5, 2021, NSAV entered into a definitive agreement with an affiliated party, TG Private Equity Inc., to acquire a 40% stake in Super Chain Capital Ltd., a company incorporated under the laws of Hong Kong. Super Chain Capital Ltd. owns and operates the premium OTC cryptocurrency trading desk, www.HKOTC.co , which is also based in Hong Kong. The purchase price for the acquisition was thirty thousand U.S. Dollars ($30,000.00) in cash and eight million U.S. Dollars ($8,000,000.00) of restricted Series B Preferred Shares.

On October 21, 2021, NSAV entered into a Letter of Intent (“LOI”) to acquire a 51% stake in Bwang Group Limited, a company incorporated under the laws of Hong Kong. Bwang Group Limited owns and operates leading cryptocurrency exchange BW.com, www.BW.com. Due to a confidentiality agreement, additional terms were not disclosed.

On December 31, 2021, NSAV entered into a definitive agreement with an affiliated party, TG Private Equity Inc., to acquire a 5% stake in Singapore based Technicorum Holdings www.technicorum.com , with an option for an additional stake. Technicorum is a global investment and compliance company. According to Technicorum as cited on NSAV’s OTC Markets filings (above), their post-money valuation is $120 million. Technicorum is a consortium specializing in digital assets, with expertise in ICO’s, IEO’s and IDO’s, and over the past year, into DeFi and NFT’s, as well as recently, GameFi, SocialFi, and the Metaverse.

On January 17, 2022, NSAV entered into a definitive agreement with an affiliated party, TG Private Equity Inc., to acquire a 50% stake in Vagabond Technology Solutions, LLC. NSAV and Vagabond will together further develop and Market Vagabond’s already rapidly growing blockchain protocol https://vagabondapp.io/. The purchase price for the acquisition was one million U.S. Dollars ($1,000,000.00) of restricted Series B Preferred Shares.

On January 27, 2022, NSAV entered into a definitive agreement with an affiliated party, TG Private Equity Inc., to acquire a 10% stake in Metaverse Network LLC. (MNC) https://metaversenetwork.llc/ . MNC’s main asset is its ownership of leading cryptocurrency exchange, BQEX Ltd. https://bqex.ltd/ BQEX Exchange has over 4 million registered users. The purchase price for the acquisition was one hundred thousand U.S. Dollars ($100,000.00) in cash, twenty-five million U.S. Dollars ($25,000,000.00) of restricted Series B Preferred Shares and two hundred thousand U.S. Dollars ($200,000.00) of unrestricted common stock.

MNC’s additional holdings include 1) VAEX, a Centralized Cryptocurrency Exchange (CEX) regulated in Dubai. https://vaex.tech/en_US/. VAEX is one of the few Centralized Crypto Exchanges that connects Centralized with Decentralized Wallets. 2) Hive Codes Incorporation https://hive.codes/, the world’s first blockchain home mining device able to mine multiple tokens. 3) Jinbao NFT, based on Jackie Chan’s, “The Little Big Soldier” https://jinbaonft.com/. 4) The Awallet WEB3 Wallet platform, which has the capability to allow blockchain users to manage more than 100 different cryptocurrencies from their mobile device securely and efficiently.

On February 25, 2022, NSAV entered into a definitive agreement with an affiliated party, TG Private Equity Inc., to acquire a 50% stake in crypto mining company, HIVE Strategy LLC. The purchase price for the acquisition was forty thousand U.S. Dollars ($40,000.00) in cash and Five million U.S. Dollars ($5,000,000.00) of restricted Series B Preferred Shares.

On October 14, 2022, NSAV entered into an Agreement with Active World Holdings, Inc. (“AWH”) to issue preferred shares in exchange for 100% interest in AWC Exchange Inc., thereby owning 100% of www.awcexchange.com. In addition to the preferred shares, the Company agreed to pay AWH two hundred and fifty thousand U.S. Dollars ($250,000.00) and a consulting agreement for fifty thousand U.S. Dollars ($50,000.00) per month.

On December 20, 2022, NSAV completed the acquisition of the Centralized Cryptocurrency Incubator Exchange, www.awcexchange.com, from AWH for two million five hundred thousand U.S. Dollars ($2,500,000.00) payable over a one-year period.

On March 3, 2023, NSAV and AWH amended the 21 December 2022 Acquisition Agreement. NSAV and AWH will form a joint venture to develop and operate the AWC exchange. NSAV will invest two hundred and fifty thousand U.S. Dollars ($250,000) into the joint venture, in the form of a promissory note and the December 2022 promissory notes in the amount of two million five hundred thousand U.S. Dollars ($2,500,000.00) were cancelled.

On July 21, 2023, NSAV entered into a definitive share purchase agreement with Valiant Eagle, Inc., to acquire 40% of the shares of the state-of-the-art NFT Marketplace, FUNGY, for five hundred thousand U.S. Dollars, ($500,000.00), payable in the form of a one year promissory note, bearing an interest rate of 8% per annum.

Summary of Investments and Assets of China Food and Beverage Co. as per OTC Markets:

https://www.otcmarkets.com/otcapi/company/financial-report/388717/content

On May 16, 2021, CHIF signed a Letter of Intent (LOI) to acquire 80% of the shares of Moshn Life Tech Incorporated, a Canada corporation. Moshn Life Tech is an on-demand streaming fitness platform. The proposed purchase price is 8 million shares of the Company’s common stock, plus $50,000.00 in cash. The delay in the signing of the Definitive Acquisition Agreement and closing of the transaction was due to a substantial tax liability that the sellers of Moshn would incur in Canada by virtue of accepting shares in a U.S. public company. CHIF has been informed that the Canadian tax matter has been resolved successfully, therefore allowing the transaction to proceed.

On November 30, 2023, CHIF entered into an Agreement with Active World Holdings, Inc. (“AWH”) to acquire all of the rights, title and interest in Mad Hat Revive beverages. CHIF agreed to pay AWH one million U.S. dollars ($1,000,000.00) as consideration, which includes a five hundred thousand U.S. dollar ($500,000.00) one year secured promissory note, bearing an interest rate of 8% per annum.

NSAV and CHIF Assets To Be Identified and Independently Valued:

As part of the assignment and collection of these businesses, investments, and assets that currently have a market valuation of approximately $15 million with a previous peak market capitalization of several hundred million dollars, we intend to retain an independent valuation firm for audit purposes. Under U.S. GAAP, minority investments will be carried at allocated purchase price and held for investment purposes or held for sale depending on our analysis. We are currently in discussions for a go forward path for operations and financing of the NSAV cryptocurrency exchange @ https://www.nsavxtoken.com/. A senior representative of AWH and the NSAVx crypto exchange has contacted Mr. Grover since the release of the Court’s decision.

A copy of Mr. Grover’s original complaint and default judgment are included herein as Exhibits 10.1 and 10.2 and the Memorandum of Understanding between Mr. Grover and us is included herein as Exhibit 10.3.

EVEREST Token:

We have received a formal proposal from BOT LOGIC LABS, INC. to create, mint, and propagate a proprietary crypto token to be called “EVEREST and based on Ethereum. We intend to use EVEREST tokens for e-commerce in our social media platforms under development and as a utility token which we intend to dividend and offer to our shareholders. BOT indicates to us that the process will require several weeks to setup our wallet, propagate the coin, and add it to a centralized cryptocurrency exchange platform (“CEX”). The final draft Agreement subject to legal review and execution by Himalaya and BOT is included herein at Exhibit 10.4.

Item 9.01. Exhibits

(10) Exhibits. The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Vikram Grover v. Net Savings Link, Inc. et al. Initial Complaint – September 3, 2021*
10.2	Vikram Grover v. Net Savings Link, Inc. et al. Default Judgment – December 5, 2023*
10.3	Vikram Grover Himalaya Technologies, Inc. Memorandum of Understanding – December 25, 2023*
10.4	Himalaya Technologies, Inc. BOT LOGIC LABS, INC. Everest Token Proposal – January 1, 2024**
99.1	Himalaya Technologies, Inc. Press Release – December 26, 2023**
99.2	Himalaya Technologies, Inc. Press release re: Everest Coin – January 2, 2024**
99.3	Himalaya Technologies, Inc. Press release re: SEC approval of spot BTC.X ETC – January 11, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Incorporated by reference to Form 8-K filed December 26, 2023.

**Incorporated by reference to Form 8K/A filed January 3, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIMALAYA TECHNOLOGIES, INC.

Date: January 11, 2024	By:	/s/ Vikram Grover
Vikram Grover
Chief Executive Officer